Exhibit 99.1

TransDigm Announces Acquisition of Cobham Aero Connectivity and Provides Update on Potential Divestitures of Former Esterline Operating Units

Cleveland, Ohio, November 24, 2020/PRNewswire / -- TransDigm Group Incorporated (NYSE: TDG) today announced it has entered into a definitive agreement to acquire Cobham Aero Connectivity (“CAC” or “the Company”) for approximately $965 million in cash, including tax benefits. Additionally, TransDigm provided an update with regard to its previously announced plans to potentially divest a select number of defense-oriented operating units that were acquired as part of the Esterline acquisition.

Acquisition of Cobham Aero Connectivity (“CAC”)

Cobham Aero Connectivity is headquartered in Marlow, UK. The Company is a leading provider of highly engineered antennas and radios for the aerospace end market. The products are primarily proprietary with significant aftermarket content and have a strong presence across major defense platforms and commercial applications. The Company is expected to generate approximately $225 million in revenue in 2020. Nearly 60% of CAC’s revenue is derived from international sales, and the Company has a strong presence across a diverse range of both helicopters and fixed wing aircraft. The Company operates from two primary facilities in Marlow, UK and Prescott, Arizona. CAC employs approximately 760 people.

The acquisition, which is expected to close during the first calendar quarter of 2021, is subject to regulatory approvals and customary closing conditions. The acquisition is expected to be financed through existing cash on hand.

Potential Divestitures of Former Esterline Operating Units

The operating units under consideration for potential divestiture were acquired by TransDigm in March 2019 as part of the Esterline Technologies acquisition. Since the acquisition, these businesses have functioned as independent operating units under TransDigm’s ownership. These operating units primarily serve the defense end market and have combined annual revenue of $250 to $300 million. TransDigm is now working with outside advisors to assist in the process of identifying and approaching potential buyers. At this time, the timeline for any announced divestitures remains uncertain.

W. Nicholas Howley, TransDigm’s Executive Chairman, stated, “We are pleased to announce the acquisition of Cobham Aero Connectivity. This business fits well with our long-standing strategy. The CAC products are almost all proprietary and over 70% of CAC’s revenue comes from the aftermarket. The Company is primarily a defense business. The businesses we are considering for divestiture are also good businesses, but do not fit as well with our long-standing proprietary and aftermarket strategy.”

Kevin Stein, TransDigm’s President and Chief Executive Officer, added, “We are excited about the acquisition of Cobham Aero Connectivity. The Company has established positions across a diverse range of new and existing aircraft platforms. Major customers include Airbus, Boeing, Raytheon Technologies, AgustaWestland/Leonardo and Elbit. We also see significant opportunity for ongoing upgrade and retrofit activity as the demand for faster and more data intensive communication continues. As with all TransDigm acquisitions, we expect the CAC acquisition to create equity value in-line with our long-term private equity-like return objectives.”

About TransDigm

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, aircraft audio systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate," or "continue" and other words and terms of similar meaning may identify forward-looking statements. All forward-looking statements involve risks and uncertainties that could cause TransDigm Group’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the impact that the COVID-19 pandemic has on the TransDigm Group's business, results of operations, financial condition and liquidity; the sensitivity of TransDigm Group's business to the number of flight hours that its customers’ planes spend aloft and its customers’ profitability, both of which are affected by general economic conditions; future geopolitical or other worldwide events; cyber-security threats and natural disasters; TransDigm Group's reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions, including TransDigm Group's acquisition of Esterline; TransDigm Group's indebtedness; potential environmental liabilities; liabilities arising in connection with litigation; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with TransDigm Group's international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

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